Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-189932) pertaining to the News Corporation 2013 Long-Term Incentive Plan of our reports dated August 14, 2014, with respect to the consolidated and combined financial statements, and the effectiveness of internal control over financial reporting of News Corporation, included in this Annual Report (Form 10-K) for the year ended June 30, 2014.

/s/ Ernst & Young LLP

New York, New York

August 14, 2014